Exhibit 2.2

[FORM OF] VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of April 10, 2017, between SUPERVALU INC., a Delaware corporation (“Parent”), and the undersigned shareholder (the “Shareholder”) of Unified Grocers, Inc., a California corporation (the “Company”).

RECITALS

A.                                    Concurrently with the execution of this Agreement, Parent, the Company, and West Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into Company.

B.                                    As a condition and inducement to Parent’s willingness to enter into the Merger Agreement, Parent has requested that the Shareholder agree to certain matters regarding the retention and voting of the Shares (as defined in the Merger Agreement) beneficially owned by the Shareholder, which are listed on the signature page hereto (the “Original Shares” and, together with any additional Shares acquired by the Shareholder as contemplated in Section 1.4, the “Covered Shares”) in connection with the Merger.

C.                                    Capitalized terms used in this Agreement that are not otherwise defined have the meanings given to them in the Merger Agreement.

In consideration of the foregoing and the mutual promises and covenants contained herein, the parties hereby agree as follows:

ARTICLE I
AGREEMENT NOT TO TRANSFER

1.1                               Transfer and Encumbrance.  The Shareholder agrees not to, directly or indirectly, sell, transfer, tender, assign, pledge, encumber, contribute to the capital of any entity, hypothecate, give, or otherwise dispose of or create or permit to exist any Lien of any nature whatsoever in each case, other than as otherwise contemplated by this Agreement or the Pledge and Security Agreement entered into between the Shareholder and the Company and other than as a result of death (each, a “Transfer”) with respect to any Covered Shares or any interest therein, or to solicit or make any offer or agreement relating thereto, at any time prior to the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms (the “Expiration Date”), except for any repurchases by the Company, after the record date for the Shareholders Meeting, of Covered Shares at a price not in excess of that which would be payable in respect of such Covered Shares pursuant to the Merger Agreement.

1.2                               Voting, Proxies, and Powers of Attorney.  Except pursuant to this Agreement, the Shareholder shall not, directly or indirectly, grant any proxy or power of attorney with respect to any of the Covered Shares, deposit any of the Covered Shares into a voting trust, or enter into a voting agreement with respect to any of the Covered Shares.

1.3                               Notice to Parent.  Other than in connection with the repurchases contemplated by Section 1.1, the Shareholder will notify Parent promptly, and will provide all details requested by Parent, if the Shareholder is approached or solicited, directly or indirectly, by any Person regarding any matter described in Section 1.1 or Section 1.2.

1.4                               Additional Purchases.  The Shareholder agrees that any Shares that the Shareholder shall purchase or with respect to which the Shareholder shall otherwise acquire beneficial ownership after the execution of this Agreement and before the Expiration Date shall constitute Covered Shares subject to the terms and conditions of this Agreement.

ARTICLE II
AGREEMENT TO VOTE SHARES,
GRANT PROXY, AND SUPPORT FOR THE MERGER

2.1                               Agreement to Vote Shares.  At every meeting of the shareholders of the Company called with respect to any of the following, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following, the Shareholder agrees to vote the Covered Shares (and any other Shares that the Shareholder is entitled to vote at the time of any vote or action by written consent) (i) in favor of the approval of the Merger Agreement, the Merger, and any matter that could reasonably be expected to facilitate the Merger, (ii) against any Acquisition Proposal or any other proposal made in opposition to, or in competition with, consummation of the Merger and the other transactions contemplated by the Merger Agreement, and (iii) against any matter that would cause a breach of the terms of the Merger Agreement or otherwise frustrate the purposes, or prevent or materially delay the consummation, of the transactions contemplated by the Merger Agreement.  Except as expressly permitted under Section 5.2(b) or 5.2(e) of the Merger Agreement, the Shareholder further agrees not to take any action prohibited by Section 5.2(a) of the Merger Agreement.

2.2                               Grant of Proxy. The Shareholder hereby appoints Parent and any designee of Parent, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Covered Shares in accordance with Section 2.1. This proxy and power of attorney is given to secure the performance of the duties of the Shareholder under this Agreement. This proxy and power of attorney granted by the Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Shareholder with respect to the Covered Shares. The power of attorney granted by the Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death, or incapacity of the Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

2.3                               Support for the Merger. The Shareholder represents that it supports the Merger. The Shareholder shall take reasonable steps to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement and will refrain from actions that are intended or reasonably likely to interfere with or delay the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

ARTICLE III
REPRESENTATIONS, WARRANTIES, AND COVENANTS OF THE SHAREHOLDER

The Shareholder represents, warrants, and covenants to Parent as follows:

3.1                               Ownership of Shares.  The Shareholder is the sole beneficial and record owner and holder of the Original Shares, which at the date hereof are free and clear of any Liens other than pursuant to the Pledge and Security Agreement entered into between the Shareholder and the Company. All of the Covered Shares at all times up until the Expiration Date will be free and clear of any Liens other than pursuant to the Pledge and Security Agreement entered into between the Shareholder and the Company. The Shareholder does not own, beneficially or of record, as of the date of this Agreement any Shares (or derivative rights with respect to any Shares) other than the Shares listed on the signature page hereto.

3.2                               Authority; Due Execution.  The Shareholder has full corporate or other power and authority to make, enter into, and carry out the terms of this Agreement.  The Shareholder has duly executed and delivered this Agreement and (assuming the due authorization, execution, and delivery of this Agreement by Parent) this Agreement constitutes a valid and binding obligation of the Shareholder.

3.3                               No Conflict; Consent.  Neither the execution of this Agreement by the Shareholder nor the consummation of the transactions contemplated hereby will result in a breach or violation of the organizational documents of the Shareholder, the terms of any agreement by which the Shareholder or any of its property or assets are bound, or by any decree, judgment, order, law, or regulation now in effect of any court or other governmental body applicable to the Shareholder or any of its property or assets. No consent, approval, or authorization of, or declaration or filing with, any Governmental Entity or other Person on the part of the Shareholder is required in connection with the valid execution of this Agreement by the Shareholder or the consummation of the transactions under this Agreement.

ARTICLE IV
REPRESENTATIONS, WARRANTIES, AND COVENANTS OF PARENT

4.1                               Authority; Due Execution.  Parent has full corporate power and authority to make, enter into, and carry out this Agreement.  A duly authorized officer of Parent has duly executed and delivered this Agreement and (assuming the due authorization, execution, and delivery of this Agreement by the Shareholder) this Agreement constitutes a valid and binding obligation of Parent.

4.2                               No Conflict; Consent.  Neither the execution of this Agreement by Parent nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which Parent or any of its property or assets are bound or by any decree, judgment, order, law, or regulation now in effect of any court or other governmental body applicable to Parent or any of its property or assets. No consent, approval, or authorization of, or declaration or filing with, any Governmental Entity or other Person on the part of Parent is required in connection with the valid execution of this Agreement by Parent or the consummation by Parent of the transactions under this Agreement.

ARTICLE V

TERMINATION

5.1                               Termination.  This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, or (c) the written agreement of Parent and the Shareholder to terminate this Agreement.  Nothing in this Article V shall relieve any party of liability for any breach of this Agreement.

ARTICLE VI

MISCELLANEOUS

6.1                               Severability.  If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

6.2                               Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

6.3                               Amendments and Modification.  This Agreement may not be modified, amended, altered, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

6.4                               Specific Performance; Injunctive Relief.  The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Shareholder set forth herein.  Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief, or by any other means available to Parent at law or in equity.

6.5                               Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with, the internal laws of the State of California as such laws are applied to contracts entered into and to be performed entirely within California.

6.6                               Entire Agreement.  This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

6.7                               Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

6.8                               Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

6.9                               Further Assurances.  Parent and the Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments as the other party may reasonably request and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement.

[Signature Page Follows]

The parties have caused this Agreement to be duly executed on the day and year first above written.

SUPERVALU INC.

By:

Name:

Title:

[SHAREHOLDER]

By:

Name:

Title:

Number of Shares beneficially owned by the Shareholder:

(as of the date of this Agreement)

Class A Shares:

Class B Shares:

Class C Shares:

Class E Shares: